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                                                                EXHIBIT 99.1



                 SALTON ANNOUNCES AGREEMENT WITH GEORGE FOREMAN

          -- EXPANDS FOREMAN'S ROLE AS SPOKESPERSON FOR SALTON PRODUCTS


LAKE FOREST, Ill., May 28, 2003 - Salton, Inc. (NYSE: SFP) announced today that it has entered into an agreement to have George Foreman assist in promoting Salton products, including the George Foreman(TM) product lines, and in maintaining good business relations with Salton's customers and suppliers. Mr. Foreman's services will include: (1) attending conferences, shows and meetings with retail customers; (2) making public appearances in stores of retail customers and at other private and public events; and (3) acting in television commercials and infomercials promoting Salton products. Mr. Foreman will be paid an aggregate of $9 million (50% of which may be paid through the issuance of shares of Salton common stock) for his services over the term of the agreement, which continues through November 30, 2006, such amount payable in quarterly installments commencing on September 30.

"We are very excited about this expanded role for George Foreman," said Leonhard Dreimann, Chief Executive Officer of Salton, Inc. "We believe that television infomercials and commercials featuring George Foreman, as well as other types of appearances by George Foreman, will increase consumer awareness and demand for our products. Under our agreement with George Foreman, these marketing initiatives may occur in the United States as well as other areas of the world where our products are marketed to consumers. Our previous trips to the United Kingdom and other parts of the world with George Foreman have generated significant demand internationally for our George Foreman(TM) product line."

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), Farberware(R), Melitta(R), Russell Hobbs(R), Tower(R), Haden(R) and Westinghouse(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Westclox(R), Big Ben(R), Spartus(R), Timex(R), Timers, Stiffel(R), Ultrasonex(TM), Relaxor(R), Carmen(R), Hi-Tech(R), Mountain Breeze(R), Pifco(R), Starck(R) and Andrew Collinge.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.